EXHIBIT 3.1
Certificate of Incorporation
of
CPM Holdings, Inc.
     The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, as amended from time to time (the “General Corporation Law”), does hereby certify as follows:
     FIRST: The name of the corporation is CPM Holdings, Inc. (hereinafter referred to as the “Corporation”).
     SECOND: The registered office of the Corporation is to be located at 2711 Centreville Road, County of New Castle, City of Wilmington, in the State of Delaware 19805. The name of the registered agent at that address is The Corporation Services Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.
     FOURTH: (1)  The Corporation shall be authorized to issue 10,000 shares of stock all of which are $.001 par value, all of which are of the same class and all of which are to be designated as Common Stock.
          (2) Except as otherwise required by statute, the designations and the powers, preferences and rights, and the qualifications or restrictions thereof, of any class or classes of stock or any series of any class of stock of the Corporation may be determined from time to time by resolution or resolutions of the Board of Directors.
     FIFTH: The name and address of the incorporator is as follows:

Name	Address
Carrie W. Ryan	c/o Squire Sanders & Dempsey, LLP 312 Walnut Street Suite 3500 Cincinnati, Ohio 45202
     SIXTH: Except as may be otherwise provided in the By-Laws, the Board of Directors shall have power without the assent or vote of the stockholders to adapt, amend or repeal the By-Laws of the Corporation.
     SEVENTH: The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director shall be limited to the fullest extent permitted by applicable law.

     EIGHTH: The Corporation may, to the full extent permitted by Section 145 of the General Corporation Law, indemnify all persons whom it may indemnify pursuant thereto.
     NINTH: The Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law.
     TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.
     IN WITNESS WHEREOF, I have hereunto signed my name and affirm that the states made herein are true under the penalties of perjury this 14 day of March, 2001.

/s/ Carrie W. Ryan Carrie W. Ryan, Incorporator

c/o Squire, Sanders & Dempsey, LLP 312 Walnut Street Suite 35000 Cincinnati, Ohio 45202

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